================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No.  2  )*
                                            -----


             PRIMESOURCE HEALTHCARE, INC. (F/K/A LUXTEC CORPORATION)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   74159T 10 0
                                 (CUSIP Number)

              Laurier W. Beaupre, Testa, Hurwitz & Thibeault, LLP,
                125 High Street, Boston, MA 02110 (617) 248-7860
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)


                                October 18, 2002
                                ----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

=====================                                        ===================
CUSIP NO. 74159T 10 0                   13D                  PAGE 2 OF 43 PAGES
=====================                                        ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Coleman Swenson Hoffman Booth IV L.P.
       62-1728435
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            14,213,305
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        14,213,305
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       14,213,305
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       24%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 43 pages

=====================                                        ===================
CUSIP NO. 74159T 10 0                   13D                  PAGE 3 OF 43 PAGES
=====================                                        ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       CSHB Ventures IV L.P.
       62-1728436
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            14,213,305
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        14,213,305
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       14,213,305
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       24%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 43 pages

=====================                                        ===================
CUSIP NO. 74159T 10 0                   13D                  PAGE 4 OF 43 PAGES
=====================                                        ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Larry H. Coleman
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            14,213,305
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        14,213,305
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       14,213,305
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       24%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 4 of 43 pages

=====================                                        ===================
CUSIP NO. 74159T 10 0                   13D                  PAGE 5 OF 43 PAGES
=====================                                        ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       W. David Swenson
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            14,213,305
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        14,213,305
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       14,213,305
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       24%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 5 of 43 pages

=====================                                        ===================
CUSIP NO. 74159T 10 0                   13D                  PAGE 6 OF 43 PAGES
=====================                                        ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       John T. Booth
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            14,213,305
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        14,213,305
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       14,213,305
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       24%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 6 of 43 pages

                                  Schedule 13D

ITEM 1. SECURITY AND ISSUER.
        -------------------
     This Amendment No. 2 to Schedule 13D ("Amendment No. 2") amends a prior statement on Schedule 13D relating to the Series C Convertible Preferred Stock (the "Series C Preferred Stock"), Series D Exchangeable Preferred Stock (the "Series D Preferred Stock"), Series E Convertible Preferred Stock (the "Series E Preferred Stock") and certain warrants and options convertible into, exchangeable for or exercisable for, as the case may be, the Common Stock, $0.01 par value per share (the "Common Stock"), of PrimeSource Healthcare, Inc. (f/k/a Luxtec Corporation), a Massachusetts corporation (the "Issuer"), filed with the Securities and Exchange Commission on June 29, 2001, as amended by Amendment No. 1 to Schedule 13D filed by the Reporting Persons (as defined below) on July 16, 2001 ("Amendment No. 1"). The Series D Preferred Stock was automatically converted into Series F Convertible Redeemable Preferred Stock of the Issuer (the "Series F Preferred Stock") on July 23, 2002, pursuant to the terms of the Certificate of Vote establishing the Issuer's Series D Preferred Stock.

     This Amendment No. 2 reports (a)(i) the conversion of Series C Preferred Stock and Series F Preferred Stock into Common Stock and the issue in connection therewith of a warrant to purchase Common Stock (such warrant expected to become exercisable within 60 days as of October 18, 2002), and (ii) the exchange of Series E Preferred Stock into Series G Convertible Redeemable Preferred Stock (the "Series G Preferred Stock") and the issue in connection therewith of a warrant to purchase Common Stock (such warrant expected to become exercisable within 60 days as of October 18, 2002), both (a)(i) and (ii) pursuant to a Conversion and Exchange Agreement, dated as of August 6, 2002 (the "Conversion Agreement"); and (b) contemporaneously with the consummation of the transactions contemplated by the Conversion Agreement, the acquisition of (i) Series G Preferred Stock and (ii) a warrant to purchase Common Stock (such warrant expected to become exercisable within 60 days as of October 18, 2002), as is pursuant to a Purchase Agreement, dated as of August 6, 2002 (the "Purchase Agreement"). The Conversion Agreement and the Purchase Agreement are described further in Item 3 below.

     The principal executive offices of the Issuer are located at 3700 East Columbia Street, Suite 100, Tucson, Arizona 85714.

ITEM 2. IDENTITY AND BACKGROUND.
        -----------------------
     (a) This statement is being filed by Coleman Swenson Hoffman Booth IV L.P. ("CSHB IV"); CSHB Ventures IV L.P. ("Ventures IV"), which is the sole general partner of CSHB IV; Dr. Larry H. Coleman; and Messrs. W. David Swenson and John
T. Booth (collectively with Dr Coleman, the "General Partners"). The General Partners are the individual general partners of Ventures IV. CSHB IV, Ventures IV and the General Partners are sometimes referred to collectively herein as the "Reporting Persons."

     (b) The address of the principal business office of each of the Reporting Persons is 237 Second Avenue South, Franklin, TN 37064.

     (c) The principal business of CSHB IV is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of Ventures IV is to act as the sole general partner of CSHB
IV. The principal business of each of the General Partners is to act as a general partner of Ventures IV and as a principal of a number of affiliated entities with similar businesses.

     (d) During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) During the five years prior to the date hereof, none of the Reporting Persons was a

                               Page 7 of 43 pages
party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activity subject to Federal or state securities laws or finding any violation with respect to such laws.

     (f) Each of CSHB IV and Ventures IV is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
        -------------------------------------------------
     On August 6, 2002, the Issuer, CSHB IV and certain others entered into the Conversion Agreement providing for (a) the conversion of 89,301.956 shares of Series C Preferred Stock and 1,109,507 shares of Series F Preferred Stock owned by CSHB IV into an aggregate of 3,573,089 shares of Common Stock and the issue in connection therewith of warrants to purchase 2,256,879 shares of Common Stock at a nominal exercise price (the "Conversion Warrants"); and (b) the exchange of 100,000 shares of Series E Preferred Stock owned by CSHB IV into 31,250 shares of Series G Preferred Stock and the issue in connection therewith of warrants to purchase 251,385 shares of Common Stock at a nominal exercise price (the "Exchange Warrant"). Upon consummation of the transactions contemplated by the Conversion Agreement, the Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock ceased to be outstanding.

     Contemporaneously with the Conversion Agreement, also on August 6, 2002, the Issuer, CSHB IV and others entered into the Purchase Agreement providing for the purchase by CSHB IV of (a) 31,250 shares of Series G Preferred Stock and (b) a warrant exercisable for the purchase of shares of Common Stock (the "Series G Warrant" and collectively with the Conversion Warrants and the Exchange Warrant, the "Warrants"). Each share of the Series G Preferred Stock is convertible, subject to certain limitations, into one-hundred shares of Common Stock. The Series G Warrant, when exercisable, will be exercisable, in whole or in part and subject to certain limitations, for the purchase of up to 1,000,000 shares of Common Stock at an exercise price of $0.01 per share. The Series G Warrant will be fully exercisable on the sooner to occur of (i) the increase of the number of authorized shares of the Issuer's Common Stock to at least 68,000,000, whether at the annual meeting of stockholders of the Issuer, scheduled to be held December 17, 2002, or otherwise, and (ii) December 31, 2002.

     If all shares of the Series G Preferred Stock owned by CSHB IV were converted into Common Stock, CSHB IV's options were exercised in full, and CSHB IV's warrants were exercised in full for the greatest number of possible shares, CSHB IV would own 14,213,305 shares of Common Stock, or 24% of the outstanding shares of Common Stock (calculated on an as-converted, fully diluted basis).

ITEM 4. PURPOSE OF TRANSACTION.
        ----------------------
     CSHB IV acquired the above shares (and shares of Common Stock issuable upon conversion thereof) (collectively, the "Record Shares") for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, CSHB IV may dispose of or acquire additional securities of the Issuer. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

     (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

     (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

     (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

                               Page 8 of 43 pages

     (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

     (e) Any material change in the present capitalization or dividend policy of the Issuer;

     (f) Any other material change in the Issuer's business or corporate structure;

     (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

     (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

     (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

     (j)  Any action similar to any of those enumerated above.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.
        ------------------------------------
     The information contained in Item 3 of this Amendment No. 2 to Schedule 13D is incorporated herein by reference.

     (a) CSHB IV is the record owner of the Record Shares. As the sole general partner of CSHB IV, Ventures IV may be deemed to own beneficially all the Record Shares. As the individual general partners of Ventures IV, each of the General Partners also may be deemed to own beneficially all the Record Shares.

     Each Reporting Person may be deemed to own beneficially 24% of the Common Stock, which percentage is calculated based upon common stock outstanding as of October 18, 2002 on an as-converted, fully diluted basis, including warrants and options exercisable or expected to become exercisable within 60 days. Each of the Reporting Persons, except CSHB IV, disclaims beneficial ownership of the Record Shares, except to the extent of his or its pecuniary interest therein, if any.

     (b)  Regarding the number of shares as to which such person has:

          (i)       sole power to vote or to direct the vote:

                    0 shares for each Reporting Person.

          (ii)      shared power to vote or to direct the vote:

                    14,213,305 shares for each Reporting Person.

          (iii)     sole power to dispose or to direct the disposition:

                    0 shares for each Reporting Person.

          (iv)      shared power to dispose or to direct the disposition:

                    14,213,305 shares for each Reporting Person.

                               Page 9 of 43 pages

     (c) Except as set forth above, none of the Reporting Persons has effected any transaction in the Common Stock during the last 60 days.

     (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Record Shares.

     (e)  Not Applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERTAKINGS OR RELATIONSHIPS WITH RESPECT TO
        ----------------------------------------------------------------------
        SECURITIES OF THE ISSUER.
        ------------------------
     Pursuant to (i) a Second Amended and Restated Registration Rights Agreement among the Issuer, CSHB IV and certain others, (ii) a Co-Sale Agreements among the Issuer, CSHB IV and others, (iii) the Issuer's Articles of Organization and
(iv) the Voting Agreement among CSHB IV and the other holders of the Issuer's Series G Preferred Stock, CSHB IV has, under certain circumstances, various rights related to: (a) registration of the Common Stock issuable upon conversion or exchange of the Issuer's Series G Preferred Stock, the warrants held by the Reporting Person, the options held by the Reporting Person and the resale of the Common Stock, pursuant to certain shelf, demand and piggyback registration rights granted to CSHB IV and (b) certain rights of consent and notification in connection with certain sales of securities, acquisitions, asset sales, grants of licenses and other corporate events of the Issuer or any of its significant subsidiaries.

     Pursuant to the Certificate of Vote Directors Establishing the Issuer's Series G Preferred Stock, the holders of a majority of the Series G Preferred Stock, voting as a separate class, shall have the right to elect two (2) members of the Board of Directors and/or a non-voting representative to attend meetings of the Board of Directors of the Issuer as an observer.













                               Page 10 of 43 pages

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.
        --------------------------------

EXHIBIT                         DESCRIPTION OF EXHIBIT
NUMBER

1. Conversion and Exchange Agreement, dated as of August 6, 2002, by and among the Issuer and the persons listed in the signature pages thereto, incorporated herein by reference to the Issuer's Form 8-K, filed with the Securities and Exchange Commission on August 8, 2002.

2. Purchase Agreement, dated as of August 6, 2002, among the Issuer and the Initial Purchasers named in Schedule I thereto, incorporated herein by reference to the Issuer's Form 8-K, filed with the Securities and Exchange Commission on August 8, 2002.

3. Certificate of Vote of Directors Establishing the Issuer's Series G Convertible Redeemable Preferred Stock, dated as of August 6, 2002, incorporated herein by reference to the Issuer's Form 8-K, filed with the Securities and Exchange Commission on August 8, 2002.

4.        Conversion Warrants, dated August 6, 2002, issued to CSHB IV by the
          Issuer.

5.        Exchange Warrant, dated August 6, 2002, issued to CSHB IV by the
          Issuer.

6. Series G Preferred Warrant, dated August 6, 2002, issued to CSHB IV by the Issuer.

7. Second Amended and Restated Registration Rights Agreement, dated as of August 6, 2002, by and among the Issuer, CSHB IV and certain other shareholders of the Issuer, incorporated herein by reference to the Issuer's Form 8-K, filed with the Securities and Exchange Commission on August 8, 2002.

8. Co-Sale Agreement, dated as of August 6, 2002, by and among the Issuer, CSHB IV and certain other shareholders of the Issuer, incorporated herein by reference to the Issuer's Form 8-K, filed with the Securities and Exchange Commission on August 8, 2002.

9. Co-Sale Agreement, dated as of March 2, 2001, by and among the Issuer, CSHB IV and certain other shareholders of the Issuer, incorporated herein by reference to the Reporting Persons' Schedule 13D, filed with the Securities and Exchange Commission on March 12, 2001.

10. Voting Agreement, dated as of August 6, 2002, by and among the CSHB IV and the other holders of the Issuer's Series G Convertible Redeemable Preferred Stock, incorporated herein by reference to GE Capital Equity Investments Inc.'s Amendment No. 2 filed with the Securities and Exchange Commission on August 22, 2002.

11. Joint Filing Agreement by and among CSHB IV, Ventures IV, and the General Partners, dated August 16, 2001, incorporated herein by reference to Amendment No. 1 to the Schedule 13D to which this Amendment No. 2 relates, filed by the Reporting Persons on June 29, 2001.

12. Power of Attorney dated March 9, 2001 appointing Larry H. Coleman as agent and attorney-in-fact for W. David Swenson and John T. Booth, incorporation herein by reference to the Reporting Persons' Schedule 13D to which this Amendment No. 2 relates, filed by the Reporting Persons on March 12, 2001.


                               Page 11 of 43 pages

SIGNATURE
---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 21, 2002


COLEMAN SWENSON HOFFMAN BOOTH IV L.P.

By:  CSHB Ventures IV L.P.
     General Partner

     By:  /s/ Larry H. Coleman
          ------------------------
          Larry H. Coleman
          General Partner

CSHB VENTURES IV L.P.

By:  /s/ Larry H. Coleman
     -----------------------------
     Larry H. Coleman
     General Partner

/s/ Larry H. Coleman
----------------------------------
Larry H. Coleman


          *
----------------------------------
W. David Swenson


          *
----------------------------------
John T. Booth

                                               /s/ Larry H. Coleman
                                               ---------------------------------
                                               Larry H. Coleman
                                               on his own behalf and as
                                               attorney-in-fact

--------------------------------------------------------------------------------
*This Schedule 13D/A was executed by Larry H. Coleman pursuant to Powers of Attorney filed with the Securities and Exchange Commission, which Powers of Attorney are incorporated herein by reference to the Schedule 13D to which this Amendment No. 2 relates, filed by the Reporting Persons on March 9, 2001 and copies of which are referenced as Exhibit 12 hereto.

                               Page 12 of 43 pages

                                                                       EXHIBIT 4
                                                                       ---------

THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (II) A VALID EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS WITH RESPECT TO SUCH SALE OR OFFER.

THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF AUGUST 6, 2002, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED IN SCHEDULE I ATTACHED THERETO. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE REGISTERED HOLDER HEREOF WITHOUT CHARGE.



                                               NUMBER OF SHARES OF COMMON STOCK
                                          FOR WHICH THIS WARRANT IS EXERCISABLE:

                                                Up to an aggregate of 1,913,787

Date of Issuance: August 6, 2002


                          PRIMESOURCE HEALTHCARE, INC.

                        WARRANT TO PURCHASE COMMON STOCK
                        --------------------------------

     PrimeSource Healthcare, Inc., a Massachusetts corporation (the "Company"), for value received, hereby certifies that COLEMAN SWENSON HOFFMAN BOOTH IV, LP, a Delaware limited partnership (the "Registered Holder"), is entitled at its option, subject to the terms set forth below, to purchase from the Company, at any time on or before the Expiration Date (as defined in Section 6), shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, pursuant to the provisions of this warrant (the "Warrant"). The shares purchasable upon exercise of this Warrant are sometimes referred to herein as the "Warrant Shares."

     1. PURCHASE PRICE. The Registered Holder shall be entitled to purchase Warrant Shares, subject to the terms set forth herein, at a purchase price per Warrant Share equal to $0.01 per share, subject to adjustment as set forth herein (the "Purchase Price").

     2. NUMBER OF SHARES OF COMMON STOCK FOR WHICH WARRANT MAY BE EXERCISED. This Warrant may be exercised, subject to the terms set forth herein, for up to an aggregate number of 1,913,787 shares of Common Stock, subject to adjustment as set forth herein.

     3. EXERCISE.

          (A) EXERCISE EVENTS. This Warrant shall become exercisable upon the sooner to occur of (i) the increase of the number of authorized shares of Common Stock to at least 68,000,000, whether at the annual meeting of stockholders of the Company or otherwise, and (ii) December 31, 2002.

                               Page 13 of 43 pages

          (B) MANNER OF EXERCISE. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant and the duly executed Notice of Exercise appended hereto as Exhibit A, at the principal office of the Company, or at such other office or agency as the Company may designate, together with payment in full of the Purchase Price payable in respect of the Warrant Shares purchased upon such exercise. The Purchase Price shall be paid to the Company by certified check or wire transfer of immediately available funds.

          (C) NET ISSUE EXERCISE.

               (i) In lieu of exercising this Warrant in the manner provided above in Section 3(b), the Registered Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to such Registered Holder a number of Warrant Shares computed using the following formula, in full satisfaction of the Purchase Price thereof:

                              X =  Y (A - B)
                                   ---------
                                       A

Where     X = The number of Warrant Shares to be issued to the Registered
              Holder.

          Y = The number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

          A = The fair market value of one Warrant Share (at the date of such calculation).

          B = The Purchase Price (as adjusted to the date of such calculation).

               (ii) For purposes of this Section 3(c), the fair market value of one Warrant Share on the date of calculation shall mean:

               (A) If the Common Stock is traded on a securities exchange or the Nasdaq National Market, the fair market value shall be deemed to be the average of the high and low prices of the Common Stock on such exchange or market over the 5 business days ending immediately prior to the applicable date of valuation;

               (B) If the Common Stock is actively traded over-the-counter (as evidenced by there being two or more market makers in the Common Stock), the fair market value shall be deemed to be the average of the high and low bid prices over the 30-day period ending immediately prior to the applicable date of valuation; and

               (C) If there is no active public market for the Common Stock, the fair market value shall be the value as determined in good faith by the Company's Board of Directors upon a review of relevant factors, including due consideration of the Registered Holder's determination of the value of the Company.

          (D) EFFECTIVE TIME OF EXERCISE. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company and the Purchase Price paid as provided in Section 3(b), or if the Registered Holder has elected a net issue exercise in accordance with Section 3(c), immediately prior to the close of business on the day on which this Warrant is surrendered to the Company (in either case, the "Effective Time"). Subject to Section 5(a), at such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable, shall be deemed to have become the holder or holders of record of the Warrant Shares evidenced by such certificates.

                               Page 14 of 43 pages

          (E) DELIVERY TO REGISTERED HOLDER. Subject to Section 5(a), as soon as practicable after the exercise of this Warrant, and in any event within twenty
(20) business days thereafter, the Company shall cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

               (i) a certificate or certificates evidencing the number of Warrant Shares to which such Registered Holder shall be entitled, and

               (ii) in case of a partial exercise, a new warrant of like tenor, calling in the aggregate on the face thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares in respect of which the Warrant has been previously exercised.

          (F) The Company hereby acknowledges that exercise of this Warrant by the Registered Holder may subject the Company and/or the Registered Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and that the Registered Holder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act ("HSR Act Restrictions"). If on or before the Expiration Date (as defined herein) the Registered Holder has sent the Notice of Exercise to Company and the Registered Holder, after taking all required actions, including the filing of any documents and the payment of any fees, has not been able to complete the exercise of this Warrant prior to the Expiration Date solely because of HSR Act Restrictions, the Registered Holder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the Expiration Date.

     4. ADJUSTMENTS.

          (A) STOCK SPLITS AND DIVIDENDS. If, on or following the date of issuance set forth above (the "Issue Date"), the Common Stock of the Company shall be subdivided into a greater number of shares or a dividend in shares of Common Stock shall be paid in respect of the Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced, such reduction to be rescinded if at the effective time of exercise of the Warrant such stock split or dividend has not yet been effected. If the outstanding Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased, such increase to be rescinded if at the effective time of exercise of the Warrant such combination has not yet been effected.

          (B) ADJUSTMENT TO NUMBER OF SHARES. When an adjustment to the Purchase Price is required to be made pursuant to Section 4(a), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be adjusted to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

          (C) RECLASSIFICATION, ETC. In case of any reclassification or change of the outstanding securities of the Company, or of any reorganization or merger of the Company or sale of all or substantially all of the Company's assets (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case, the Registered Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities

                               Page 15 of 43 pages
or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 4; and in each such case, the terms of this Section 4 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation. Notwithstanding the foregoing, if this
Section 4(c) would entitle the Registered Holder to receive consideration other than cash or marketable securities, then the Registered Holder shall instead be entitled to receive cash in an amount equal to the fair market value of the property that such Registered Holder would have been entitled to receive but for this sentence, as determined by the Company's Board of Directors.

          (D) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in Section 4(e), if and whenever the Company shall issue or sell, or is, in accordance with Section 4(d)(1) through 4(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Purchase Price for the Warrant Shares in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Purchase Price shall be reduced to the price equal to the lowest price at which such shares of Common Stock were issued or sold, or deemed to have been issued or sold.

          For purposes of this Section 4(d), the following Sections 4(d)(1) to 4(d)(7) shall also be applicable:

          (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, its capital stock or any stock or debt or equity security convertible into or exchangeable for its capital stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion and exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Purchase Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in
Section 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

          (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the Conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Purchase Price in effect immediately prior to the time such issue or sale, then the total maximum number of Shares of

                               Page 16 of 43 pages

Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided, that (a) except as otherwise provided in Section 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Purchase Price have been or are to be made pursuant to other provisions of this Section 4(d), no further adjustment of the Purchase Price shall be made by reason of such issue or sale.

          (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 4(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 4(d)(1) or 4(d)(2), or at the rate at which Convertible Securities referred to in Section 4(d)(1) or 4(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Purchase Price in effect at the time of such event shall forthwith be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, however, that no adjustment pursuant to this Section 4(d)(3) shall result in an increase in the Purchase Price; provided, further, that no termination of any such Option or any such right to convert or exchange such Convertible Securities shall result in any change in the Purchase Price.

          (4) STOCK DIVIDENDS. In case the Company shall pay a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options, or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to be issued or sold without consideration.

          (5) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Company therefore, net of any of expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

          (6) RECORD DATE. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the payment of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 4(d).

                               Page 17 of 43 pages

          (E) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Purchase Price as a result of the issuance of Common Stock pursuant to the exercise or conversion of Convertible Securities and Options outstanding on the Issue Date.

          (F) ADJUSTMENT NOTICE. When any adjustment is required to be made pursuant to this Section 4, the Company shall send to the Registered Holder a notice setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

     5. TRANSFERS.

          (A) UNREGISTERED SECURITY. The Registered Holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares, other than to an Affiliate (as defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities laws then in effect or (ii) a valid exemption from registration under the Act and applicable state and foreign securities laws with respect to such sale or offer. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

          (B) TRANSFERABILITY. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be sold, assigned, transferred, encumbered or in any manner disposed of, except in compliance with the terms of the Purchase Agreement, dated as of August 6, 2002, by and among the Company and the purchasers named in Schedule I attached thereto. The Clerk of the Company will upon written request furnish a copy of such agreement to the Registered Holder hereof without charge.

     6. TERMINATION. This Warrant and the rights hereunder shall terminate on August 6, 2012 (the "Expiration Date").


     7. RESERVATION OF STOCK. At all times subsequent to the amendment to the Articles of Organization of the Company to increase the number of authorized shares of Common Stock to at least 68,000,000, the Company will reserve and keep available for issuance upon the exercise of this Warrant sufficient shares of Common Stock.

     8. NOTICES. Any notice required or permitted by this Warrant shall be in writing and shall be deemed given when sent, if delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and
(b) if to the Company, to the address set forth below or as subsequently modified by written notice to the Registered Holder.

     9. NO RIGHTS AS STOCKHOLDER. Until the Effective Time, the Registered Holder of this Warrant shall not have or exercise any rights as a stockholder of the Company solely by virtue of its rights hereunder.

     10. NO FRACTIONAL SHARES. No fractional shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Warrant Share on the date of exercise, as determined in accordance with the procedures set forth in Section 3(c)(ii).

                               Page 18 of 43 pages

     11. MISCELLANEOUS. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought. The headings in this Warrant are descriptive only and shall not limit or otherwise affect the meaning of any provision of this Warrant. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

                                          PRIMESOURCE HEALTHCARE, INC.


                                          By:
                                              ---------------------------
                                          Name:  Shaun McMeans
                                          Title: Chief Financial Officer


                                               Address: 3700 E. Columbia Street
                                                        Tucson, AZ  85714












                               Page 19 of 43 pages

                                                                       EXHIBIT A
                                                                       ---------


                               NOTICE OF EXERCISE

To:  PrimeSource Healthcare, Inc.

     The undersigned hereby irrevocably, subject to the terms and conditions contained in the attached Warrant, elects to purchase [___,___,___] shares of Common Stock (the "Warrant Shares") of PrimeSource Healthcare, Inc. (the "Company"), pursuant to the provisions of the attached Warrant, and tenders herewith payment of the purchase price for such Warrant Shares in full, by certified check or wire transfer of immediately available funds, unless the undersigned has elected a net issue exercise (below) in accordance with Section 3(c) of the attached Warrant, in which case the Company's issuance of the number of Warrant Shares provided in Section 3(c) of the attached Warrant shall be in full satisfaction of the purchase price of such Warrant Shares.

     In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Warrant Shares are being acquired solely for the account of the undersigned, and the undersigned will not offer, sell or otherwise dispose of any of the Warrant Shares in contravention of Section 5 of the attached Warrant.

     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below.



                                     (Name)



                                     (Name)


     Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:



                                     (Name)


(Date)                               (Signature)


Election of Net Issue Exercise Under Section 3(c) of the Attached Warrant

Yes  |_|       No  |_|




                               Page 20 of 43 pages

THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (II) A VALID EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS WITH RESPECT TO SUCH SALE OR OFFER.

THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF AUGUST 6, 2002, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED IN SCHEDULE I ATTACHED THERETO. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE REGISTERED HOLDER HEREOF WITHOUT CHARGE.



                                               NUMBER OF SHARES OF COMMON STOCK
                                          FOR WHICH THIS WARRANT IS EXERCISABLE:

                                                  Up to an aggregate of 343,092

Date of Issuance: August 6, 2002


                          PRIMESOURCE HEALTHCARE, INC.

                        WARRANT TO PURCHASE COMMON STOCK
                        --------------------------------

     PrimeSource Healthcare, Inc., a Massachusetts corporation (the "Company"), for value received, hereby certifies that COLEMAN SWENSON HOFFMAN BOOTH IV, LP, a Delaware limited partnership (the "Registered Holder"), is entitled at its option, subject to the terms set forth below, to purchase from the Company, at any time on or before the Expiration Date (as defined in Section 6), shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, pursuant to the provisions of this warrant (the "Warrant"). The shares purchasable upon exercise of this Warrant are sometimes referred to herein as the "Warrant Shares."

     1. PURCHASE PRICE. The Registered Holder shall be entitled to purchase Warrant Shares, subject to the terms set forth herein, at a purchase price per Warrant Share equal to $0.01 per share, subject to adjustment as set forth herein (the "Purchase Price").

     2. NUMBER OF SHARES OF COMMON STOCK FOR WHICH WARRANT MAY BE EXERCISED. This Warrant may be exercised, subject to the terms set forth herein, for up to an aggregate number of 343,092 shares of Common Stock, subject to adjustment as set forth herein.

     3. EXERCISE.

          (A) EXERCISE EVENTS. This Warrant shall become exercisable upon the sooner to occur of (i) the increase of the number of authorized shares of Common Stock to at least 68,000,000, whether at the annual meeting of stockholders of the Company or otherwise, and (ii) December 31, 2002.

                               Page 21 of 43 pages

          (B) MANNER OF EXERCISE. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant and the duly executed Notice of Exercise appended hereto as Exhibit A, at the principal office of the Company, or at such other office or agency as the Company may designate, together with payment in full of the Purchase Price payable in respect of the Warrant Shares purchased upon such exercise. The Purchase Price shall be paid to the Company by certified check or wire transfer of immediately available funds.

          (C) NET ISSUE EXERCISE.

               (i) In lieu of exercising this Warrant in the manner provided above in Section 3(b), the Registered Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to such Registered Holder a number of Warrant Shares computed using the following formula, in full satisfaction of the Purchase Price thereof:

                              X =  Y (A - B)
                                   ---------
                                       A
Where     X = The number of Warrant Shares to be issued to the Registered
              Holder.

          Y = The number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

          A = The fair market value of one Warrant Share (at the date of such calculation).

          B = The Purchase Price (as adjusted to the date of such calculation).

               (ii) For purposes of this Section 3(c), the fair market value of one Warrant Share on the date of calculation shall mean:

               (A) If the Common Stock is traded on a securities exchange or the Nasdaq National Market, the fair market value shall be deemed to be the average of the high and low prices of the Common Stock on such exchange or market over the 5 business days ending immediately prior to the applicable date of valuation;

               (B) If the Common Stock is actively traded over-the-counter (as evidenced by there being two or more market makers in the Common Stock), the fair market value shall be deemed to be the average of the high and low bid prices over the 30-day period ending immediately prior to the applicable date of valuation; and

               (C) If there is no active public market for the Common Stock, the fair market value shall be the value as determined in good faith by the Company's Board of Directors upon a review of relevant factors, including due consideration of the Registered Holder's determination of the value of the Company.

          (D) EFFECTIVE TIME OF EXERCISE. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company and the Purchase Price paid as provided in Section 3(b), or if the Registered Holder has elected a net issue exercise in accordance with Section 3(c), immediately prior to the close of business on the day on which this Warrant is surrendered to the Company (in either case, the "Effective Time"). Subject to Section 5(a), at such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable, shall be deemed to have become the holder or holders of record of the Warrant Shares evidenced by such certificates.

                               Page 22 of 43 pages

          (E) DELIVERY TO REGISTERED HOLDER. Subject to Section 5(a), as soon as practicable after the exercise of this Warrant, and in any event within twenty
(20) business days thereafter, the Company shall cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

               (i) a certificate or certificates evidencing the number of Warrant Shares to which such Registered Holder shall be entitled, and

               (ii) in case of a partial exercise, a new warrant of like tenor, calling in the aggregate on the face thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares in respect of which the Warrant has been previously exercised.

          (F) The Company hereby acknowledges that exercise of this Warrant by the Registered Holder may subject the Company and/or the Registered Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and that the Registered Holder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act ("HSR Act Restrictions"). If on or before the Expiration Date (as defined herein) the Registered Holder has sent the Notice of Exercise to Company and the Registered Holder, after taking all required actions, including the filing of any documents and the payment of any fees, has not been able to complete the exercise of this Warrant prior to the Expiration Date solely because of HSR Act Restrictions, the Registered Holder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the Expiration Date.

     4. ADJUSTMENTS.

          (A) STOCK SPLITS AND DIVIDENDS. If, on or following the date of issuance set forth above (the "Issue Date"), the Common Stock of the Company shall be subdivided into a greater number of shares or a dividend in shares of Common Stock shall be paid in respect of the Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced, such reduction to be rescinded if at the effective time of exercise of the Warrant such stock split or dividend has not yet been effected. If the outstanding Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased, such increase to be rescinded if at the effective time of exercise of the Warrant such combination has not yet been effected.

          (B) ADJUSTMENT TO NUMBER OF SHARES. When an adjustment to the Purchase Price is required to be made pursuant to Section 4(a), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be adjusted to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

          (C) RECLASSIFICATION, ETC. In case of any reclassification or change of the outstanding securities of the Company, or of any reorganization or merger of the Company or sale of all or substantially all of the Company's assets (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case, the Registered Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities

                               Page 23 of 43 pages
or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 4; and in each such case, the terms of this Section 4 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation. Notwithstanding the foregoing, if this
Section 4(c) would entitle the Registered Holder to receive consideration other than cash or marketable securities, then the Registered Holder shall instead be entitled to receive cash in an amount equal to the fair market value of the property that such Registered Holder would have been entitled to receive but for this sentence, as determined by the Company's Board of Directors.

          (D) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in Section 4(e), if and whenever the Company shall issue or sell, or is, in accordance with Section 4(d)(1) through 4(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Purchase Price for the Warrant Shares in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Purchase Price shall be reduced to the price equal to the lowest price at which such shares of Common Stock were issued or sold, or deemed to have been issued or sold.

          For purposes of this Section 4(d), the following Sections 4(d)(1) to 4(d)(7) shall also be applicable:

          (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, its capital stock or any stock or debt or equity security convertible into or exchangeable for its capital stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion and exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Purchase Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in
Section 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

          (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the Conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Purchase Price in effect immediately prior to the time such issue or sale, then the total maximum number of Shares of

                               Page 24 of 43 pages

Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided, that (a) except as otherwise provided in Section 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Purchase Price have been or are to be made pursuant to other provisions of this Section 4(d), no further adjustment of the Purchase Price shall be made by reason of such issue or sale.

          (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 4(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 4(d)(1) or 4(d)(2), or at the rate at which Convertible Securities referred to in Section 4(d)(1) or 4(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Purchase Price in effect at the time of such event shall forthwith be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, however, that no adjustment pursuant to this Section 4(d)(3) shall result in an increase in the Purchase Price; provided, further, that no termination of any such Option or any such right to convert or exchange such Convertible Securities shall result in any change in the Purchase Price.

          (4) STOCK DIVIDENDS. In case the Company shall pay a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options, or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to be issued or sold without consideration.

          (5) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Company therefore, net of any of expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

          (6) RECORD DATE. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the payment of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 4(d).

                               Page 25 of 43 pages

          (E) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Purchase Price as a result of the issuance of Common Stock pursuant to the exercise or conversion of Convertible Securities and Options outstanding on the Issue Date.

          (F) ADJUSTMENT NOTICE. When any adjustment is required to be made pursuant to this Section 4, the Company shall send to the Registered Holder a notice setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

     5. TRANSFERS.

          (A) UNREGISTERED SECURITY. The Registered Holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares, other than to an Affiliate (as defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities laws then in effect or (ii) a valid exemption from registration under the Act and applicable state and foreign securities laws with respect to such sale or offer. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

          (B) TRANSFERABILITY. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be sold, assigned, transferred, encumbered or in any manner disposed of, except in compliance with the terms of the Purchase Agreement, dated as of August 6, 2002, by and among the Company and the purchasers named in Schedule I attached thereto. The Clerk of the Company will upon written request furnish a copy of such agreement to the Registered Holder hereof without charge.

     6. TERMINATION. This Warrant and the rights hereunder shall terminate on August 6, 2012 (the "Expiration Date").

     7. RESERVATION OF STOCK. At all times subsequent to the amendment to the Articles of Organization of the Company to increase the number of authorized shares of Common Stock to at least 68,000,000, the Company will reserve and keep available for issuance upon the exercise of this Warrant sufficient shares of Common Stock.

     8. NOTICES. Any notice required or permitted by this Warrant shall be in writing and shall be deemed given when sent, if delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and
(b) if to the Company, to the address set forth below or as subsequently modified by written notice to the Registered Holder.

     9. NO RIGHTS AS STOCKHOLDER. Until the Effective Time, the Registered Holder of this Warrant shall not have or exercise any rights as a stockholder of the Company solely by virtue of its rights hereunder.

     10. NO FRACTIONAL SHARES. No fractional shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Warrant Share on the date of exercise, as determined in accordance with the procedures set forth in Section 3(c)(ii).

                               Page 26 of 43 pages

     11. MISCELLANEOUS. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought. The headings in this Warrant are descriptive only and shall not limit or otherwise affect the meaning of any provision of this Warrant. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.


                                          PRIMESOURCE HEALTHCARE, INC.


                                          By:
                                             ----------------------------
                                          Name:  Shaun McMeans
                                          Title:  Chief Financial Officer



                                               Address: 3700 E. Columbia Street
                                                        Tucson, AZ  85714























                               Page 27 of 43 pages

                                                                       EXHIBIT A
                                                                       ---------

                               NOTICE OF EXERCISE

To:  PrimeSource Healthcare, Inc.

     The undersigned hereby irrevocably, subject to the terms and conditions contained in the attached Warrant, elects to purchase [___,___,___] shares of Common Stock (the "Warrant Shares") of PrimeSource Healthcare, Inc. (the "Company"), pursuant to the provisions of the attached Warrant, and tenders herewith payment of the purchase price for such Warrant Shares in full, by certified check or wire transfer of immediately available funds, unless the undersigned has elected a net issue exercise (below) in accordance with Section 3(c) of the attached Warrant, in which case the Company's issuance of the number of Warrant Shares provided in Section 3(c) of the attached Warrant shall be in full satisfaction of the purchase price of such Warrant Shares.

     In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Warrant Shares are being acquired solely for the account of the undersigned, and the undersigned will not offer, sell or otherwise dispose of any of the Warrant Shares in contravention of Section 5 of the attached Warrant.

     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below.



                                     (Name)



                                     (Name)


     Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:



                                     (Name)


(Date)                               (Signature)


Election of Net Issue Exercise Under Section 3(c) of the Attached Warrant

Yes  |_|    No  |_|


                               Page 28 of 43 pages

                                                                       EXHIBIT 5
                                                                       ---------

THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (II) A VALID EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS WITH RESPECT TO SUCH SALE OR OFFER.

THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF AUGUST 6, 2002, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED IN SCHEDULE I ATTACHED THERETO. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE REGISTERED HOLDER HEREOF WITHOUT CHARGE.



                                               NUMBER OF SHARES OF COMMON STOCK
                                          FOR WHICH THIS WARRANT IS EXERCISABLE:

                                                  Up to an aggregate of 251,385

Date of Issuance: August 6, 2002


                          PRIMESOURCE HEALTHCARE, INC.

                        WARRANT TO PURCHASE COMMON STOCK
                        --------------------------------

     PrimeSource Healthcare, Inc., a Massachusetts corporation (the "Company"), for value received, hereby certifies that COLEMAN SWENSON HOFFMAN BOOTH IV, LP, a Delaware limited partnership (the "Registered Holder"), is entitled at its option, subject to the terms set forth below, to purchase from the Company, at any time on or before the Expiration Date (as defined in Section 6), shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, pursuant to the provisions of this warrant (the "Warrant"). The shares purchasable upon exercise of this Warrant are sometimes referred to herein as the "Warrant Shares."

     1. PURCHASE PRICE. The Registered Holder shall be entitled to purchase Warrant Shares, subject to the terms set forth herein, at a purchase price per Warrant Share equal to $0.01 per share, subject to adjustment as set forth herein (the "Purchase Price").


     2. NUMBER OF SHARES OF COMMON STOCK FOR WHICH WARRANT MAY BE EXERCISED. This Warrant may be exercised, subject to the terms set forth herein, for up to an aggregate number of 251,385 shares of Common Stock, subject to adjustment as set forth herein.

     3. EXERCISE.

          (A) EXERCISE EVENTS. This Warrant shall become exercisable upon the sooner to occur of (i) the increase of the number of authorized shares of Common Stock to at least 68,000,000, whether at the annual meeting of stockholders of the Company or otherwise, and (ii) December 31, 2002.

                               Page 29 of 43 pages

          (B) MANNER OF EXERCISE. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant and the duly executed Notice of Exercise appended hereto as Exhibit A, at the principal office of the Company, or at such other office or agency as the Company may designate, together with payment in full of the Purchase Price payable in respect of the Warrant Shares purchased upon such exercise. The Purchase Price shall be paid to the Company by certified check or wire transfer of immediately available funds.

          (C) NET ISSUE EXERCISE.

               (i) In lieu of exercising this Warrant in the manner provided above in Section 3(b), the Registered Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to such Registered Holder a number of Warrant Shares computed using the following formula, in full satisfaction of the Purchase Price thereof:

                               X =  Y (A - B)
                                    ---------
                                        A
Where     X = The number of Warrant Shares to be issued to the Registered
              Holder.

          Y = The number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

          A = The fair market value of one Warrant Share (at the date of such calculation).

          B = The Purchase Price (as adjusted to the date of such calculation).

               (ii) For purposes of this Section 3(c), the fair market value of one Warrant Share on the date of calculation shall mean:

               (A) If the Common Stock is traded on a securities exchange or the Nasdaq National Market, the fair market value shall be deemed to be the average of the high and low prices of the Common Stock on such exchange or market over the 5 business days ending immediately prior to the applicable date of valuation;

               (B) If the Common Stock is actively traded over-the-counter (as evidenced by there being two or more market makers in the Common Stock), the fair market value shall be deemed to be the average of the high and low bid prices over the 30-day period ending immediately prior to the applicable date of valuation; and

               (C) If there is no active public market for the Common Stock, the fair market value shall be the value as determined in good faith by the Company's Board of Directors upon a review of relevant factors, including due consideration of the Registered Holder's determination of the value of the Company.

          (D) EFFECTIVE TIME OF EXERCISE. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company and the Purchase Price paid as provided in Section 3(b), or if the Registered Holder has elected a net issue exercise in accordance with Section 3(c), immediately prior to the close of business on the day on which this Warrant is surrendered to the Company (in either case, the "Effective Time"). Subject to Section 5(a), at such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable, shall be deemed to have become the holder or holders of record of the Warrant Shares evidenced by such certificates.

                               Page 30 of 43 pages

          (E) DELIVERY TO REGISTERED HOLDER. Subject to Section 5(a), as soon as practicable after the exercise of this Warrant, and in any event within twenty
(20) business days thereafter, the Company shall cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

               (i) a certificate or certificates evidencing the number of Warrant Shares to which such Registered Holder shall be entitled, and

               (ii) in case of a partial exercise, a new warrant of like tenor, calling in the aggregate on the face thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares in respect of which the Warrant has been previously exercised.

          (F) The Company hereby acknowledges that exercise of this Warrant by the Registered Holder may subject the Company and/or the Registered Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and that the Registered Holder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act ("HSR Act Restrictions"). If on or before the Expiration Date (as defined herein) the Registered Holder has sent the Notice of Exercise to Company and the Registered Holder, after taking all required actions, including the filing of any documents and the payment of any fees, has not been able to complete the exercise of this Warrant prior to the Expiration Date solely because of HSR Act Restrictions, the Registered Holder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the Expiration Date.

     4. ADJUSTMENTS.

          (A) STOCK SPLITS AND DIVIDENDS. If, on or following the date of issuance set forth above (the "Issue Date"), the Common Stock of the Company shall be subdivided into a greater number of shares or a dividend in shares of Common Stock shall be paid in respect of the Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced, such reduction to be rescinded if at the effective time of exercise of the Warrant such stock split or dividend has not yet been effected. If the outstanding Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased, such increase to be rescinded if at the effective time of exercise of the Warrant such combination has not yet been effected.

          (B) ADJUSTMENT TO NUMBER OF SHARES. When an adjustment to the Purchase Price is required to be made pursuant to Section 4(a), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be adjusted to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

          (C) RECLASSIFICATION, ETC. In case of any reclassification or change of the outstanding securities of the Company, or of any reorganization or merger of the Company or sale of all or substantially all of the Company's assets (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case, the Registered Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities

                               Page 31 of 43 pages
or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 4; and in each such case, the terms of this Section 4 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation. Notwithstanding the foregoing, if this
Section 4(c) would entitle the Registered Holder to receive consideration other than cash or marketable securities, then the Registered Holder shall instead be entitled to receive cash in an amount equal to the fair market value of the property that such Registered Holder would have been entitled to receive but for this sentence, as determined by the Company's Board of Directors.

          (D) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in Section 4(e), if and whenever the Company shall issue or sell, or is, in accordance with Section 4(d)(1) through 4(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Purchase Price for the Warrant Shares in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Purchase Price shall be reduced to the price equal to the lowest price at which such shares of Common Stock were issued or sold, or deemed to have been issued or sold. For purposes of this Section 4(d), the following Sections 4(d)(1) to 4(d)(7) shall also be applicable:

          (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, its capital stock or any stock or debt or equity security convertible into or exchangeable for its capital stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion and exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Purchase Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in
Section 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

          (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the Conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Purchase Price in effect immediately prior to the time such issue or sale, then the total maximum number of Shares of

                               Page 32 of 43 pages

Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided, that (a) except as otherwise provided in Section 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Purchase Price have been or are to be made pursuant to other provisions of this Section 4(d), no further adjustment of the Purchase Price shall be made by reason of such issue or sale.

          (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 4(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 4(d)(1) or 4(d)(2), or at the rate at which Convertible Securities referred to in Section 4(d)(1) or 4(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Purchase Price in effect at the time of such event shall forthwith be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, however, that no adjustment pursuant to this Section 4(d)(3) shall result in an increase in the Purchase Price; provided, further, that no termination of any such Option or any such right to convert or exchange such Convertible Securities shall result in any change in the Purchase Price.

          (4) STOCK DIVIDENDS. In case the Company shall pay a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options, or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to be issued or sold without consideration.

          (5) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Company therefore, net of any of expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

          (6) RECORD DATE. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the payment of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 4(d).

                               Page 33 of 43 pages

          (E) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Purchase Price as a result of the issuance of Common Stock pursuant to the exercise or conversion of Convertible Securities and Options outstanding on the Issue Date.

          (F) ADJUSTMENT NOTICE. When any adjustment is required to be made pursuant to this Section 4, the Company shall send to the Registered Holder a notice setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

     5. TRANSFERS.

          (A) UNREGISTERED SECURITY. The Registered Holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares, other than to an Affiliate (as defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities laws then in effect or (ii) a valid exemption from registration under the Act and applicable state and foreign securities laws with respect to such sale or offer. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

          (B) TRANSFERABILITY. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be sold, assigned, transferred, encumbered or in any manner disposed of, except in compliance with the terms of the Purchase Agreement, dated as of August 6, 2002, by and among the Company and the purchasers named in Schedule I attached thereto. The Clerk of the Company will upon written request furnish a copy of such agreement to the Registered Holder hereof without charge.

     6. TERMINATION. This Warrant and the rights hereunder shall terminate on August 6, 2012 (the "Expiration Date").

     7. RESERVATION OF STOCK. At all times subsequent to the amendment to the Articles of Organization of the Company to increase the number of authorized shares of Common Stock to at least 68,000,000, the Company will reserve and keep available for issuance upon the exercise of this Warrant sufficient shares of Common Stock.

     8. NOTICES. Any notice required or permitted by this Warrant shall be in writing and shall be deemed given when sent, if delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and
(b) if to the Company, to the address set forth below or as subsequently modified by written notice to the Registered Holder.

     9. NO RIGHTS AS STOCKHOLDER. Until the Effective Time, the Registered Holder of this Warrant shall not have or exercise any rights as a stockholder of the Company solely by virtue of its rights hereunder.

     10. NO FRACTIONAL SHARES. No fractional shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Warrant Share on the date of exercise, as determined in accordance with the procedures set forth in Section 3(c)(ii).

                               Page 34 of 43 pages

     11. MISCELLANEOUS. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought. The headings in this Warrant are descriptive only and shall not limit or otherwise affect the meaning of any provision of this Warrant. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

                                          PRIMESOURCE HEALTHCARE, INC.


                                          By:
                                             --------------------------------
                                          Name:  Shaun McMeans
                                          Title:  Chief Financial Officer



                                               Address: 3700 E. Columbia Street
                                                        Tucson, AZ  85714
















                               Page 35 of 43 pages

                                                                       EXHIBIT A
                                                                       ---------

                               NOTICE OF EXERCISE

To: PrimeSource Healthcare, Inc.

     The undersigned hereby irrevocably, subject to the terms and conditions contained in the attached Warrant, elects to purchase [___,___,___] shares of Common Stock (the "Warrant Shares") of PrimeSource Healthcare, Inc. (the "Company"), pursuant to the provisions of the attached Warrant, and tenders herewith payment of the purchase price for such Warrant Shares in full, by certified check or wire transfer of immediately available funds, unless the undersigned has elected a net issue exercise (below) in accordance with Section 3(c) of the attached Warrant, in which case the Company's issuance of the number of Warrant Shares provided in Section 3(c) of the attached Warrant shall be in full satisfaction of the purchase price of such Warrant Shares.

     In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Warrant Shares are being acquired solely for the account of the undersigned, and the undersigned will not offer, sell or otherwise dispose of any of the Warrant Shares in contravention of Section 5 of the attached Warrant.

     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below.



                                     (Name)



                                     (Name)


     Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:



                                     (Name)


(Date)                               (Signature)


Election of Net Issue Exercise Under Section 3(c) of the Attached Warrant

Yes  |_|     No  |_|




                               Page 36 of 43 pages

                                                                       EXHIBIT 6
                                                                       ---------


THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF AUGUST 6, 2002, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED IN SCHEDULE I ATTACHED THERETO. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE REGISTERED HOLDER HEREOF WITHOUT CHARGE.



                                               NUMBER OF SHARES OF COMMON STOCK
                                          FOR WHICH THIS WARRANT IS EXERCISABLE:

                                                Up to an aggregate of 1,000,000

Date of Issuance: August 6, 2002


                          PRIMESOURCE HEALTHCARE, INC.

                        WARRANT TO PURCHASE COMMON STOCK
                        --------------------------------

     PrimeSource Healthcare, Inc., a Massachusetts corporation (the "Company"), for value received, hereby certifies that COLEMAN SWENSON HOFFMAN BOOTH IV, LP, a Delaware limited partnership (the "Registered Holder"), is entitled at its option, subject to the terms set forth below, to purchase from the Company, at any time on or before the Expiration Date (as defined in Section 6), shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, pursuant to the provisions of this warrant (the "Warrant"). The shares purchasable upon exercise of this Warrant are sometimes referred to herein as the "Warrant Shares."

     1. PURCHASE PRICE. The Registered Holder shall be entitled to purchase Warrant Shares, subject to the terms set forth herein, at a purchase price per Warrant Share equal to $0.01 per share, subject to adjustment as set forth herein (the "Purchase Price").

     2. NUMBER OF SHARES OF COMMON STOCK FOR WHICH WARRANT MAY BE EXERCISED. This Warrant may be exercised, subject to the terms set forth herein, for up to an aggregate number of 1,000,000 shares of Common Stock, subject to adjustment as set forth herein.

     3. EXERCISE.

          (A) EXERCISE EVENTS. This Warrant shall become exercisable upon the sooner to occur of (i) the increase of the number of authorized shares of Common Stock to at least 68,000,000, whether at the annual meeting of stockholders of the Company or otherwise, and (ii) December 31, 2002.

          (B) MANNER OF EXERCISE. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant and the duly executed Notice of Exercise appended hereto as Exhibit A , at the principal office of the Company, or at such other office or agency as the Company may designate, together with payment in full of the Purchase Price payable in respect of the Warrant Shares purchased upon such exercise. The Purchase Price shall be paid to the Company by certified check or wire transfer of immediately available funds.

          (C) NET ISSUE EXERCISE.

               (i) In lieu of exercising this Warrant in the manner provided above in Section 3(b), the Registered Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such

                               Page 37 of 43 pages
election in which event the Company shall issue to such Registered Holder a number of Warrant Shares computed using the following formula, in full satisfaction of the Purchase Price thereof:

                                X =  Y (A - B)
                                     ---------
                                         A
Where     X =  The number of Warrant Shares to be issued to the Registered
               Holder.

          Y = The number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

          A = The fair market value of one Warrant Share (at the date of such calculation).

          B = The Purchase Price (as adjusted to the date of such calculation).

               (ii) For purposes of this Section 3(c), the fair market value of one Warrant Share on the date of calculation shall mean:

               (A) If the Common Stock is traded on a securities exchange or the Nasdaq National Market, the fair market value shall be deemed to be the average of the high and low prices of the Common Stock on such exchange or market over the 5 business days ending immediately prior to the applicable date of valuation;

               (B) If the Common Stock is actively traded over-the-counter (as evidenced by there being two or more market makers in the Common Stock), the fair market value shall be deemed to be the average of the high and low bid prices over the 30-day period ending immediately prior to the applicable date of valuation; and

               (C) If there is no active public market for the Common Stock, the fair market value shall be the value as determined in good faith by the Company's Board of Directors upon a review of relevant factors, including due consideration of the Registered Holder's determination of the value of the Company.

          (D) EFFECTIVE TIME OF EXERCISE. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company and the Purchase Price paid as provided in Section 3(b), or if the Registered Holder has elected a net issue exercise in accordance with Section 3(c), immediately prior to the close of business on the day on which this Warrant is surrendered to the Company (in either case, the "Effective Time"). Subject to Section 5(a), at such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable, shall be deemed to have become the holder or holders of record of the Warrant Shares evidenced by such certificates.

          (E) DELIVERY TO REGISTERED HOLDER. Subject to Section 5(a), as soon as practicable after the exercise of this Warrant, and in any event within twenty
(20) business days thereafter, the Company shall cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

               (i) a certificate or certificates evidencing the number of Warrant Shares to which such Registered Holder shall be entitled, and

               (ii) in case of a partial exercise, a new warrant of like tenor, calling in the aggregate on the face thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares in respect of which the Warrant has been previously exercised.

          (F) The Company hereby acknowledges that exercise of this Warrant by the Registered Holder may subject the Company and/or the Registered Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and that the Registered Holder may be prevented from

                               Page 38 of 43 pages
exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act ("HSR Act Restrictions"). If on or before the Expiration Date (as defined herein) the Registered Holder has sent the Notice of Exercise to Company and the Registered Holder, after taking all required actions, including the filing of any documents and the payment of any fees, has not been able to complete the exercise of this Warrant prior to the Expiration Date solely because of HSR Act Restrictions, the Registered Holder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the Expiration Date.

     4. ADJUSTMENTS.

          (A) STOCK SPLITS AND DIVIDENDS. If, on or following the date of issuance set forth above ( the "Issue Date"), the Common Stock of the Company shall be subdivided into a greater number of shares or a dividend in shares of Common Stock shall be paid in respect of the Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced, such reduction to be rescinded if at the effective time of exercise of the Warrant such stock split or dividend has not yet been effected. If the outstanding Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased, such increase to be rescinded if at the effective time of exercise of the Warrant such combination has not yet been effected.

          (B) ADJUSTMENT TO NUMBER OF SHARES. When an adjustment to the Purchase Price is required to be made pursuant to Section 4(a), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be adjusted to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

          (C) RECLASSIFICATION, ETC. In case of any reclassification or change of the outstanding securities of the Company, or of any reorganization or merger of the Company or sale of all or substantially all of the Company's assets (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case, the Registered Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 4; and in each such case, the terms of this Section 4 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation. Notwithstanding the foregoing, if this Section 4(c) would entitle the Registered Holder to receive consideration other than cash or marketable securities, then the Registered Holder shall instead be entitled to receive cash in an amount equal to the fair market value of the property that such Registered Holder would have been entitled to receive but for this sentence, as determined by the Company's Board of Directors.

          (D) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in Section 4(e), if and whenever the Company shall issue or sell, or is, in accordance with Section 4(d)(1) through 4(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Purchase Price for the Warrant Shares in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Purchase Price shall be reduced to the price equal to the lowest price at which such shares of Common Stock were issued or sold, or deemed to have been issued or sold.

          For purposes of this Section 4(d), the following Sections 4(d)(1) to 4(d)(7) shall also be applicable:

          (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, its capital stock or any stock or debt or equity security convertible into or exchangeable for its capital stock (such warrants, rights or options being called "Options" and such convertible or

                               Page 39 of 43 pages
exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion and exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Purchase Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

          (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the Conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Purchase Price in effect immediately prior to the time such issue or sale, then the total maximum number of Shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided, that (a) except as otherwise provided in Section 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Purchase Price have been or are to be made pursuant to other provisions of this Section 4(d), no further adjustment of the Purchase Price shall be made by reason of such issue or sale.

          (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 4(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 4(d)(1) or 4(d)(2), or at the rate at which Convertible Securities referred to in Section 4(d)(1) or 4(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Purchase Price in effect at the time of such event shall forthwith be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided, however, that no adjustment pursuant to this Section 4(d)(3) shall result in an increase in the Purchase Price; provided, further, that no termination of any such Option or any such right to convert or exchange such Convertible Securities shall result in any change in the Purchase Price.

          (4) STOCK DIVIDENDS. In case the Company shall pay a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options, or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to be issued or sold without consideration.

                               Page 40 of 43 pages

          (5) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefore shall be deemed to be the amount received by the Company therefore, net of any of expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

          (6) RECORD DATE. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the payment of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 4(d).

          (E) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Purchase Price as a result of the issuance of Common Stock pursuant to the exercise or conversion of Convertible Securities and Options outstanding on the Issue Date.

          (F) ADJUSTMENT NOTICE. When any adjustment is required to be made pursuant to this Section 4, the Company shall send to the Registered Holder a notice setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

     5. TRANSFERS.

          (A) UNREGISTERED SECURITY. The Registered Holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares, other than to an Affiliate (as defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities laws then in effect or (ii) a valid exemption from registration under the Act and applicable state and foreign securities laws with respect to such sale or offer. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

          (B) TRANSFERABILITY. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be sold, assigned, transferred, encumbered or in any manner disposed of, except in compliance with the terms of the Purchase Agreement, dated as of August 6, 2002, by and among the Company and the purchasers named in Schedule I attached thereto. The Clerk of the Company will upon written request furnish a copy of such agreement to the Registered Holder hereof without charge.

     6. TERMINATION. This Warrant and the rights hereunder shall terminate on August 6, 2012 (the "Expiration Date").

                               Page 41 of 43 pages

     7. RESERVATION OF STOCK. At all times subsequent to the amendment to the Articles of Organization of the Company to increase the number of authorized shares of Common Stock to at least 68,000,000, the Company will reserve and keep available for issuance upon the exercise of this Warrant sufficient shares of Common Stock.

     8. NOTICES. Any notice required or permitted by this Warrant shall be in writing and shall be deemed given when sent, if delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and
(b) if to the Company, to the address set forth below or as subsequently modified by written notice to the Registered Holder.

     9. NO RIGHTS AS STOCKHOLDER. Until the Effective Time, the Registered Holder of this Warrant shall not have or exercise any rights as a stockholder of the Company solely by virtue of its rights hereunder.

     10. NO FRACTIONAL SHARES. No fractional shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Warrant Share on the date of exercise, as determined in accordance with the procedures set forth in Section 3(c)(ii).

     11. MISCELLANEOUS. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought. The headings in this Warrant are descriptive only and shall not limit or otherwise affect the meaning of any provision of this Warrant. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

                                          PRIMESOURCE HEALTHCARE, INC.


                                          By:
                                             -----------------------------
                                          Name:  Shaun McMeans
                                          Title:  Chief Financial Officer



                                               Address: 3700 E. Columbia Street
                                                        Tucson, AZ  85714





                               Page 42 of 43 pages

                                                                       EXHIBIT A
                                                                       ---------

                               NOTICE OF EXERCISE

To:  PrimeSource Healthcare, Inc.

     The undersigned hereby irrevocably, subject to the terms and conditions contained in the attached Warrant, elects to purchase [___,___,___] shares of Common Stock (the "Warrant Shares") of PrimeSource Healthcare, Inc. (the "Company"), pursuant to the provisions of the attached Warrant, and tenders herewith payment of the purchase price for such Warrant Shares in full, by certified check or wire transfer of immediately available funds, unless the undersigned has elected a net issue exercise (below) in accordance with Section 3(c) of the attached Warrant, in which case the Company's issuance of the number of Warrant Shares provided in Section 3(c) of the attached Warrant shall be in full satisfaction of the purchase price of such Warrant Shares.

     In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Warrant Shares are being acquired solely for the account of the undersigned, and the undersigned will not offer, sell or otherwise dispose of any of the Warrant Shares in contravention of Section 5 of the attached Warrant.

     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below.



                                     (Name)



                                     (Name)


     Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:



                                     (Name)


(Date)                               (Signature)


Election of Net Issue Exercise Under Section 3(c) of the Attached Warrant

Yes  |_|   No  |_|



                               Page 43 of 43 pages